Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Fourth Quarter and Full Year 2023
CHICAGO (BUSINESS WIRE), February 20, 2024 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the fourth quarter and full year of 2023:
Fourth Quarter Results:
•Revenue of $2.6 billion and service line fee revenue of $1.8 billion for the fourth quarter of 2023 decreased 4% and 2%, respectively, from the fourth quarter of 2022.
◦Leasing increased 5%, with growth in all three geographic segments.
◦Property, facilities and project management increased 2%, with strength in property management and facilities services.
◦Capital markets and Valuation and other declined 31% and 3%, respectively.
•Net income and diluted earnings per share for the fourth quarter of 2023 were $69.8 million and $0.30, respectively.
◦Adjusted EBITDA of $213.1 million was down 3% from the fourth quarter of 2022.
◦Adjusted diluted earnings per share of $0.45 was down from $0.46 in the fourth quarter of 2022.
Full Year Results:
•Revenue of $9.5 billion and service line fee revenue of $6.5 billion for the year ended December 31, 2023 decreased 6% and 10%, respectively, from the year ended December 31, 2022.
◦Property, facilities and project management grew 3%, primarily driven by the Americas and APAC.
◦Leasing, Capital markets and Valuation and other declined 12%, 41% and 12%, respectively.
•Net loss and diluted loss per share for the year ended December 31, 2023 were $35.4 million and $0.16, respectively.
◦Adjusted EBITDA of $570.1 million was down 37% from the year ended December 31, 2022.
◦Adjusted diluted earnings per share of $0.84 was down from $2.00 in the year ended December 31, 2022.
•Net cash provided by operating activities was $152.2 million and we generated $101.2 million of free cash flow during the year ended December 31, 2023.
•Liquidity as of December 31, 2023 was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.

“Our Cushman & Wakefield team accomplished a great deal in 2023,” said Michelle MacKay, Cushman & Wakefield Chief Executive Officer. “To strengthen the core of our business and position the Company for long-term growth, we completed two debt refinancings, improved free cash flow, and reduced costs. We remain focused on unlocking meaningful value in 2024 and beyond by continuing to provide insightful advice, specialized expertise and disciplined execution for our clients.”

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

February 20, 2024

Consolidated Results (unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2023	2022	% Change in USD	% Change in Local Currency(5)	2023	2022	% Change in USD	% Change in Local Currency(5)
Revenue:
Property, facilities and project management	$908.5	$893.0	2%	1%	$3,573.0	$3,481.1	3%	3%
Leasing	586.7	557.7	5%	5%	1,826.7	2,083.7	(12)%	(12)%
Capital markets	184.0	268.3	(31)%	(32)%	695.0	1,187.8	(41)%	(41)%
Valuation and other	127.2	131.0	(3)%	(4)%	436.7	495.5	(12)%	(11)%
Total service line fee revenue(1)	1,806.4	1,850.0	(2)%	(3)%	6,531.4	7,248.1	(10)%	(10)%
Gross contract reimbursables(2)	746.0	797.0	(6)%	(6)%	2,962.3	2,857.6	4%	4%
Total revenue	$2,552.4	$2,647.0	(4)%	(4)%	$9,493.7	$10,105.7	(6)%	(6)%

Costs and expenses:
Cost of services provided to clients	$1,327.8	$1,365.6	(3)%	(3)%	$4,879.3	$5,295.9	(8)%	(8)%
Cost of gross contract reimbursables	746.0	797.0	(6)%	(6)%	2,962.3	2,857.6	4%	4%
Total costs of services	2,073.8	2,162.6	(4)%	(4)%	7,841.6	8,153.5	(4)%	(4)%
Operating, administrative and other	317.1	334.8	(5)%	(6)%	1,262.8	1,261.3	0%	0%
Depreciation and amortization	36.8	32.7	13%	11%	145.6	146.9	(1)%	(1)%
Restructuring, impairment and related charges	14.7	5.8	n.m.	n.m.	38.1	8.9	n.m.	n.m.
Total costs and expenses	2,442.4	2,535.9	(4)%	(4)%	9,288.1	9,570.6	(3)%	(3)%
Operating income	110.0	111.1	(1)%	(3)%	205.6	535.1	(62)%	(62)%
Interest expense, net of interest income	(56.9)	(53.4)	7%	6%	(281.1)	(193.1)	46%	45%
Earnings from equity method investments	16.8	30.5	(45)%	(45)%	58.1	85.0	(32)%	(31)%
Other income (expense), net	0.2	0.6	(67)%	(91)%	(12.6)	(89.0)	(86)%	(86)%
Earnings (loss) before income taxes	70.1	88.8	(21)%	(25)%	(30.0)	338.0	n.m.	n.m.
Provision for income taxes	0.3	59.0	(99)%	(99)%	5.4	141.6	(96)%	(96)%
Net income (loss)	$69.8	$29.8	n.m.	n.m.	$(35.4)	$196.4	n.m.	n.m.
Net income (loss) margin	2.7%	1.1%			(0.4)%	1.9%

Adjusted EBITDA	$213.1	$219.7	(3)%	(5)%	$570.1	$898.8	(37)%	(37)%
Adjusted EBITDA margin(3)	11.8%	11.9%			8.7%	12.4%

Adjusted net income(3)	$102.4	$104.1	(2)%		$191.5	$455.0	(58)%

Weighted average shares outstanding, basic	227.2	225.8			226.9	225.4
Weighted average shares outstanding, diluted(4)	228.9	226.5			227.7	228.0
Earnings (loss) per share, basic	$0.31	$0.13			$(0.16)	$0.87
Earnings (loss) per share, diluted	$0.30	$0.13			$(0.16)	$0.86
Adjusted earnings per share, diluted(3)(4)	$0.45	$0.46			$0.84	$2.00
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA and (ii) Net income (loss) to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted earnings (loss) per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

February 20, 2024

Fourth Quarter Results (unaudited)
Revenue
Revenue of $2.6 billion decreased $94.6 million or 4% compared to the three months ended December 31, 2022, primarily driven by the Americas, which decreased 6%, partially offset by growth in APAC of 9%. The decline was principally driven by a decrease in Capital markets revenue of 31% as a challenging macroeconomic environment and interest rate uncertainty continue to adversely affect commercial real estate transaction volumes. Valuation and other declined 3% as a result of lower activity in our valuation business, stemming from the slowdown in transactions. Partially offsetting these trends was 5% growth in Leasing and 2% growth in our Property, facilities and project management service line, namely in our property management and facilities services businesses. In addition, we experienced favorable movements in foreign currency of $13.0 million compared to the fourth quarter of 2022.
Costs of services
Costs of services of $2.1 billion decreased $88.8 million or 4% compared to the three months ended December 31, 2022. Cost of services provided to clients decreased 3% principally due to lower commissions as a result of lower brokerage revenue. Cost of gross contract reimbursables decreased 6% driven by changes in client mix.
Operating, administrative and other
Operating, administrative and other expenses of $317.1 million decreased $17.7 million or 5% compared to the three months ended December 31, 2022, primarily driven by our cost savings initiatives, including lower consulting expenses.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $14.7 million increased $8.9 million compared to the three months ended December 31, 2022 as a result of cost savings initiatives actioned in 2023, including a reduction in headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as property lease rationalizations. This increase principally reflects the increase in impairment charges of $7.5 million.
Interest expense, net of interest income
Interest expense of $56.9 million increased $3.5 million or 7% compared to the three months ended December 31, 2022, primarily related to higher variable interest rates on our debt compared to the prior period.
Earnings from equity method investments
Earnings from equity method investments of $16.8 million decreased $13.7 million compared to the three months ended December 31, 2022, primarily due to a decline of $13.6 million in earnings recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) due to lower transaction volumes as a result of tighter lending conditions.
Provision for income taxes
Provision for income taxes for the fourth quarter of 2023 was $0.3 million on earnings before income taxes of $70.1 million. For the fourth quarter of 2022, provision for income taxes was $59.0 million on earnings before income taxes of $88.8 million. The decrease in income tax expense for the three months ended December 31, 2023 was mainly driven by the jurisdictional mix of earnings and discrete tax benefits recognized in 2023, including the release of uncertain tax positions. Additionally, in 2022, unrealized losses on fair value investments were included in earnings before income taxes but excluded from the tax computation which resulted in a higher effective tax rate in the three months ended December 31, 2022.
Net income and Adjusted EBITDA
Net income of $69.8 million increased $40.0 million compared to the three months ended December 31, 2022, principally driven by lower income tax expense.
Adjusted EBITDA of $213.1 million decreased by $6.6 million or 3%, driven by declines in our Capital markets and Valuation and other service lines and lower earnings from the Greystone JV, partially offset by growth in our Leasing service line and our cost savings initiatives.

February 20, 2024

Full Year Results (unaudited)
Revenue
Revenue of $9.5 billion decreased $612.0 million or 6% compared to the year ended December 31, 2022, primarily driven by the Americas which decreased 8%. This decline was principally driven by decreases in Leasing and Capital markets revenue of 12% and 41%, respectively, as a challenging macroeconomic environment and interest rate uncertainty continue to adversely affect commercial real estate transaction volumes and delay occupier decision making. Valuation and other also declined 12% as a result of lower activity in our valuation business, stemming from the slowdown in transactions. In addition, we experienced unfavorable movements in foreign currency of $23.4 million compared to the year ended December 31, 2022 as a result of a stronger USD in 2023. Partially offsetting these trends was the continued growth of our Property, facilities and project management service line, namely in our property management and facilities management businesses, and Gross contract reimbursables revenue, which were up 3% and 4%, respectively.
Costs of services
Costs of services of $7.8 billion decreased $311.9 million or 4% compared to the year ended December 31, 2022. Cost of services provided to clients decreased 8% principally driven by a $450.0 million decrease in commissions, as a result of lower brokerage revenue, offset by an increase of $50.0 million in sub-contractor costs. Cost of gross contract reimbursables increased 4% driven by the continued stability and growth in our Property, facilities and project management service line and cost inflation. Total costs of services as a percentage of total revenue were 83% for 2023 compared to 81% for 2022 due to business mix and cost inflation.
Operating, administrative and other
Operating, administrative and other expenses of $1.3 billion increased $1.5 million compared to the year ended December 31, 2022, principally driven by an increase in stock-based compensation expense of $15.4 million, primarily as a result of the accelerated expense associated with our 2023 CEO transition and new awards granted during 2023, and an increase of $23.0 million in technology and other miscellaneous costs, offset by a decrease of approximately $40.0 million in consulting expenses. Operating, administrative and other expenses as a percentage of total revenue were 13% for 2023 compared to 12% for 2022.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $38.1 million increased $29.2 million compared to the year ended December 31, 2022 as a result of cost savings initiatives actioned in 2023, including a reduction in headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as property lease rationalizations. This reflects an increase in severance and employment-related costs of $17.2 million, as well as an increase in impairment charges of $12.0 million.
Interest expense, net of interest income
Interest expense of $281.1 million increased $88.0 million or 46% compared to the year ended December 31, 2022, primarily related to an aggregate loss on debt extinguishment of $41.9 million, as well as $8.7 million of new transaction costs expensed in 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement in both January and August 2023 (see Note 10: Long-Term Debt and Other Borrowings of the Notes to the Consolidated Financial Statements for further information). The increase in interest expense was also partially driven by higher variable interest rates on our Term Loans compared to 2022.
Earnings from equity method investments
Earnings from equity method investments of $58.1 million decreased $26.9 million compared to the year ended December 31, 2022, primarily due to a decline of $29.2 million in earnings recognized from the Greystone JV due to lower transaction volumes as a result of tighter lending conditions given the volatility in interest rates.
Other expense, net
Other expense of $12.6 million decreased $76.4 million or 86% compared to the year ended December 31, 2022, principally driven by lower net unrealized losses on our fair value investments, primarily related to our investment in WeWork. In addition, the Company recognized a loss of $13.8 million in the first quarter of 2022 related to the disposal of our operations in Russia.

February 20, 2024

Provision for income taxes
Provision for income taxes for the year ended December 31, 2023 was $5.4 million on a loss before income taxes of $30.0 million. For the year ended December 31, 2022, the provision for income taxes was $141.6 million on earnings before income taxes of $338.0 million. The negative effective tax rate for the year ended December 31, 2023 was principally driven by the increase in the valuation allowance the Company has placed on a portion of our deferred tax assets and permanent nondeductible items. Additionally, the decrease in income tax expense was driven by lower earnings, the utilization of net operating losses and foreign tax credits in 2023, and lower nondeductible losses related to unrealized losses on fair value investments.
Net (loss) income and Adjusted EBITDA
Net loss was $35.4 million compared to net income of $196.4 million for the year ended December 31, 2022. The decrease was principally driven by declines in our Leasing, Capital markets and Valuation and other service lines. An aggregate loss on debt extinguishment, estimated losses accrued during the current period related to certain legal and compliance matters (see Note 16: Commitments and Contingencies of the Notes to the Consolidated Financial Statements) and lower earnings from the Greystone JV also contributed to the year over year decline. These trends were partially offset by our cost savings initiatives.
Adjusted EBITDA of $570.1 million decreased $328.7 million or 37% compared to prior year, driven by the same factors impacting Net loss above, with the exception of the aggregate loss on debt extinguishment and estimated losses accrued during the current period related to certain legal and compliance matters. Adjusted EBITDA margin, measured against service line fee revenue, of 8.7% for the year ended December 31, 2023 decreased 367 basis points compared to 12.4% in the year ended December 31, 2022.

Balance Sheet
Liquidity at the end of the fourth quarter was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.
Net debt as of December 31, 2023 was $2.4 billion including the Company’s outstanding term loans of $2.2 billion and senior secured notes totaling $1.0 billion, net of cash and cash equivalents of $0.8 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP measure.

Conference Call
The Company’s Fourth Quarter 2023 Earnings Conference Call will be held today, February 20, 2024, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-844-825-9789 for U.S. callers and 1-412-317-5180 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and approximately 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core services of (i) Property, facilities and project management, (ii) Leasing, (iii) Capital markets, and (iv) Valuation and other. It also receives numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), Environmental, Social and Governance (ESG) and more. For additional information, visit www.cushmanwakefield.com.

February 20, 2024

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; the inability of our acquisitions and joint ventures to perform as expected and the unavailability of similar future opportunities; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to appropriately address actual or perceived conflicts of interest; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security related to our information systems; our ability to comply with current and future data privacy regulations and other confidentiality obligations; the extent to which natural disasters, global health crises, building defects, terrorist attacks and mass shootings may disrupt our ability to manage client properties; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; our ability to successfully execute on our strategy for operational efficiency; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with the climate change and ability to achieve our sustainability goals; foreign currency volatility; social, geopolitical and economic risks associated with our international operation; risks associated with sociopolitical polarization; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; our ability to generate sufficient cash flow from operations to service our existing indebtedness; our ability to compete globally, regionally and locally; the seasonality of significant portions of our revenue and cash flow; our exposure to environmental liabilities due to our role as a real estate services provider; the ability of our principal shareholders to exert influence over us; potential price declines resulting from future sales of a large number of our ordinary shares; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; and the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023 and in its other periodic reports filed with the Securities and Exchange Commission (the “SEC”).

February 20, 2024

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2023	2022	2023	2022
Revenue	$2,552.4	$2,647.0	$9,493.7	$10,105.7
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,073.8	2,162.6	7,841.6	8,153.5
Operating, administrative and other	317.1	334.8	1,262.8	1,261.3
Depreciation and amortization	36.8	32.7	145.6	146.9
Restructuring, impairment and related charges	14.7	5.8	38.1	8.9
Total costs and expenses	2,442.4	2,535.9	9,288.1	9,570.6
Operating income	110.0	111.1	205.6	535.1
Interest expense, net of interest income	(56.9)	(53.4)	(281.1)	(193.1)
Earnings from equity method investments	16.8	30.5	58.1	85.0
Other income (expense), net	0.2	0.6	(12.6)	(89.0)
Earnings (loss) before income taxes	70.1	88.8	(30.0)	338.0
Provision for income taxes	0.3	59.0	5.4	141.6
Net income (loss)	$69.8	$29.8	$(35.4)	$196.4

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.31	$0.13	$(0.16)	$0.87
Weighted average shares outstanding for basic earnings (loss) per share	227.2	225.8	226.9	225.4
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.30	$0.13	$(0.16)	$0.86
Weighted average shares outstanding for diluted earnings (loss) per share	228.9	226.5	226.9	228.0

February 20, 2024

Cushman & Wakefield plc
Consolidated Balance Sheets

	As of December 31,
(in millions, except per share data)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$767.7	$644.5
Trade and other receivables, net of allowance of $85.2 and $88.2 as of December 31, 2023 and 2022, respectively	1,468.0	1,462.4
Income tax receivable	67.1	55.4
Short-term contract assets, net	311.0	358.2
Prepaid expenses and other current assets	189.4	246.3
Total current assets	2,803.2	2,766.8
Property and equipment, net	163.8	172.6
Goodwill	2,080.9	2,065.5
Intangible assets, net	805.9	874.5
Equity method investments	708.0	677.3
Deferred tax assets	67.4	58.6
Non-current operating lease assets	339.0	358.0
Other non-current assets	805.8	976.0
Total assets	$7,774.0	$7,949.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$149.7	$49.8
Accounts payable and accrued expenses	1,157.7	1,199.0
Accrued compensation	851.4	916.5
Income tax payable	20.8	33.1
Other current liabilities	217.6	192.0
Total current liabilities	2,397.2	2,390.4
Long-term debt, net	3,096.9	3,211.7
Deferred tax liabilities	13.7	57.2
Non-current operating lease liabilities	319.6	334.6
Other non-current liabilities	268.6	293.3
Total liabilities	6,096.0	6,287.2

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 227,282,173 and 225,780,535 shares issued and outstanding as of December 31, 2023 and 2022, respectively	22.7	22.6
Additional paid-in capital	2,957.3	2,911.5
Accumulated deficit	(1,117.2)	(1,081.8)
Accumulated other comprehensive loss	(185.4)	(191.0)
Total equity attributable to the Company	1,677.4	1,661.3
Non-controlling interests	0.6	0.8
Total equity	1,678.0	1,662.1
Total liabilities and shareholders’ equity	$7,774.0	$7,949.3

February 20, 2024

Cushman & Wakefield plc
Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2023	2022
Cash flows from operating activities
Net (loss) income	$(35.4)	$196.4
Reconciliation of net (loss) income to net cash provided by operating activities:
Depreciation and amortization	145.6	146.9
Impairment charges	13.6	1.6
Unrealized foreign exchange loss (gain)	1.9	(4.0)
Stock-based compensation	54.1	40.3
Lease amortization	97.8	102.2
Loss on debt extinguishment	19.3	—
Amortization of debt issuance costs	7.5	9.6
Earnings from equity method investments, net of distributions received	(33.7)	(45.4)
Change in deferred taxes	(50.4)	14.6
Provision for loss on receivables and other assets	10.6	31.7
Loss on disposal of business	1.3	13.2
Unrealized loss on equity securities, net	27.8	84.2
Other operating activities, net	16.7	(3.4)
Changes in assets and liabilities:
Trade and other receivables	62.5	(298.9)
Income taxes payable	(34.1)	(96.1)
Short-term contract assets and Prepaid expenses and other current assets	72.8	(102.7)
Other non-current assets	(24.7)	(30.6)
Accounts payable and accrued expenses	(49.4)	125.1
Accrued compensation	(67.7)	(41.4)
Other current and non-current liabilities	(83.9)	(94.2)
Net cash provided by operating activities	152.2	49.1
Cash flows from investing activities
Payment for property and equipment	(51.0)	(50.7)
Acquisitions of businesses, net of cash acquired	—	(32.8)
Investments in equity securities and equity method joint ventures	(6.9)	(26.4)
Return of beneficial interest in a securitization	(330.0)	(80.0)
Collection on beneficial interest in a securitization	430.0	80.0
Other investing activities, net	6.8	(10.8)
Net cash provided by (used in) investing activities	48.9	(120.7)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(8.1)	(27.2)
Payment of deferred and contingent consideration	(14.5)	(11.0)
Proceeds from borrowings	2,400.0	—
Repayment of borrowings	(2,405.0)	(26.7)
Debt issuance costs	(65.1)	—
Payment of finance lease liabilities	(29.2)	(17.3)
Other financing activities, net	1.1	2.9
Net cash used in financing activities	(120.8)	(79.3)

Change in cash, cash equivalents and restricted cash	80.3	(150.9)
Cash, cash equivalents and restricted cash, beginning of the year	719.0	890.3
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	1.9	(20.4)
Cash, cash equivalents and restricted cash, end of the year	$801.2	$719.0

February 20, 2024

Segment Results
The following tables summarize our results of operations for our operating segments for the three months and years ended December 31, 2023 and 2022.

Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$625.9	$619.7	1%	1%	$2,494.7	$2,434.0	2%	3%
Leasing	439.1	430.6	2%	2%	1,420.9	1,669.7	(15)%	(15)%
Capital markets	138.1	214.0	(35)%	(36)%	556.5	987.1	(44)%	(44)%
Valuation and other	47.5	50.0	(5)%	(4)%	150.0	198.1	(24)%	(24)%
Total service line fee revenue(1)	1,250.6	1,314.3	(5)%	(5)%	4,622.1	5,288.9	(13)%	(12)%
Gross contract reimbursables(2)	620.3	680.7	(9)%	(9)%	2,506.9	2,462.1	2%	2%
Total revenue	$1,870.9	$1,995.0	(6)%	(6)%	$7,129.0	$7,751.0	(8)%	(8)%

Costs and expenses:
Americas Fee-based operating expenses	$1,127.1	$1,179.4	(4)%	(4)%	$4,237.5	$4,650.3	(9)%	(9)%
Cost of gross contract reimbursables	620.3	680.7	(9)%	(9)%	2,506.9	2,462.1	2%	2%
Segment operating expenses	$1,747.4	$1,860.1	(6)%	(6)%	$6,744.4	$7,112.4	(5)%	(5)%

Net income	$28.0	$45.7	(39)%	(42)%	$17.8	$202.6	(91)%	(92)%

Adjusted EBITDA	$139.1	$163.4	(15)%	(16)%	$429.6	$715.5	(40)%	(40)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 20, 2024

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$91.3	$96.5	(5)%	(11)%	$371.4	$373.7	(1)%	(3)%
Leasing	81.1	67.9	19%	13%	229.6	233.9	(2)%	(5)%
Capital markets	30.9	39.8	(22)%	(26)%	83.3	142.1	(41)%	(43)%
Valuation and other	50.9	50.7	0%	(5)%	174.2	177.7	(2)%	(4)%
Total service line fee revenue(1)	254.2	254.9	0%	(6)%	858.5	927.4	(7)%	(10)%
Gross contract reimbursables(2)	32.1	33.5	(4)%	(9)%	115.2	102.7	12%	9%
Total revenue	$286.3	$288.4	(1)%	(6)%	$973.7	$1,030.1	(5)%	(8)%

Costs and expenses:
EMEA Fee-based operating expenses	$210.4	$226.4	(7)%	(12)%	$779.3	$827.6	(6)%	(8)%
Cost of gross contract reimbursables	32.1	33.5	(4)%	(9)%	115.2	102.7	12%	9%
Segment operating expenses	$242.5	$259.9	(7)%	(11)%	$894.5	$930.3	(4)%	(6)%

Net income (loss)	$19.0	$(30.0)	n.m.	n.m.	$(46.5)	$(24.7)	88%	58%

Adjusted EBITDA	$46.1	$29.2	58%	48%	$77.4	$106.0	(27)%	(30)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2023	2022	% Change in USD	% Change in Local Currency	2023	2022	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$191.3	$176.8	8%	7%	$706.9	$673.4	5%	6%
Leasing	66.5	59.2	12%	14%	176.2	180.1	(2)%	2%
Capital markets	15.0	14.5	3%	5%	55.2	58.6	(6)%	(2)%
Valuation and other	28.8	30.3	(5)%	(4)%	112.5	119.7	(6)%	(2)%
Total service line fee revenue(1)	301.6	280.8	7%	7%	1,050.8	1,031.8	2%	4%
Gross contract reimbursables(2)	93.6	82.8	13%	14%	340.2	292.8	16%	21%
Total revenue	$395.2	$363.6	9%	9%	$1,391.0	$1,324.6	5%	8%

Costs and expenses:
APAC Fee-based operating expenses	$278.2	$255.5	9%	8%	$1,008.9	$962.5	5%	7%
Cost of gross contract reimbursables	93.6	82.8	13%	14%	340.2	292.8	16%	21%
Segment operating expenses	$371.8	$338.3	10%	10%	$1,349.1	$1,255.3	7%	10%

Net income (loss)	$22.8	$14.1	62%	46%	$(6.7)	$18.5	n.m.	n.m.

Adjusted EBITDA	$27.9	$27.1	3%	4%	$63.1	$77.3	(18)%	(15)%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 20, 2024

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss on investments, net, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables.
We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger and acquisition activity, unrealized loss on investments, net, financing and other facility fees, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, and other non-recurring items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share (“EPS”) as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.

February 20, 2024

Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by (used in) operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing section of the Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
Unrealized loss on investments, net represents net unrealized losses on fair value investments during the years ended December 31, 2023 and 2022, primarily related to our investment in WeWork.
Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
Acquisition related costs and efficiency initiatives includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives designed to realign our organization to be a more agile partner to our clients, which vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to 2023 actions to reduce headcount across select roles to help optimize our workforce given the current macroeconomic conditions and operating environment, as well as property lease rationalizations.
CEO transition costs reflects accelerated stock-based compensation expense associated with stock awards granted to John Forrester, the Company’s former Chief Executive Officer who stepped down from that position as of June 30, 2023, but who remained employed by the Company as a Strategic Advisor until December 31, 2023. The requisite service period under the applicable award agreements was satisfied upon Mr. Forrester’s retirement from the Company on December 31, 2023. In addition, this includes Mr. Forrester’s salary and bonus accruals for the second half of 2023. We believe the accelerated expense for these stock awards, as well as the salary and bonus accruals, are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
Servicing liability fees and amortization reflects the additional non-cash servicing liability fees accrued in connection with the A/R Securitization (as defined below) amendments during the years ended December 31, 2023 and 2022. The liability will be amortized through June 2026.
Legal and compliance matters includes estimated losses and settlements for certain legal matters which are not considered ordinary course legal matters given the infrequency of similar cases brought against the Company, complexity of the matter, nature of the remedies sought and/or our overall litigation strategy. We exclude such losses from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.

The interim financial information for the three months ended December 31, 2023 and 2022 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2023 in the Company’s 2023 Annual Report on Form 10-K, to be filed with the SEC in the near future.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

February 20, 2024

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2023	2022	2023	2022
Net income (loss)	$69.8	$29.8	$(35.4)	$196.4
Add/(less):
Depreciation and amortization	36.8	32.7	145.6	146.9
Interest expense, net of interest income	56.9	53.4	281.1	193.1
Provision for income taxes	0.3	59.0	5.4	141.6
Unrealized loss on investments, net	4.9	1.9	27.8	84.2
Integration and other costs related to merger	4.4	2.8	11.2	14.0
Pre-IPO stock-based compensation	—	0.6	—	3.1
Acquisition related costs and efficiency initiatives	2.5	39.6	14.2	93.8
Cost savings initiatives	14.2	—	55.6	—
CEO transition costs	2.8	—	8.3	—
Servicing liability fees and amortization	(0.6)	1.0	11.7	7.9
Legal and compliance matters	8.9	—	23.0	—
Other(1)	12.2	(1.1)	21.6	17.8
Adjusted EBITDA	$213.1	$219.7	$570.1	$898.8
(1) For the year ended December 31, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects, a loss on disposal of a business, and a one-time impairment of certain customer relationship intangible assets. For the year ended December 31, 2022, Other predominantly includes a loss of $13.8 million related to the disposal of operations in Russia, as well as one-time consulting costs associated with certain statutory reporting and legal entity reorganization projects.
Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (unaudited)	2023	2022	2023	2022
Net income (loss)	$69.8	$29.8	$(35.4)	$196.4
Add/(less):
Merger and acquisition related depreciation and amortization	15.6	17.7	68.3	73.2
Unrealized loss on investments, net	4.9	1.9	27.8	84.2
Financing and other facility fees(1)	—	—	50.6	—
Integration and other costs related to merger	4.4	2.8	11.2	14.0
Pre-IPO stock-based compensation	—	0.6	—	3.1
Acquisition related costs and efficiency initiatives	2.5	39.6	14.2	93.8
Cost savings initiatives	14.2	—	55.6	—
CEO transition costs	2.8	—	8.3	—
Servicing liability fees and amortization	(0.6)	1.0	11.7	7.9
Legal and compliance matters	8.9	—	23.0	—
Other	12.2	(1.1)	21.6	17.8
Income tax adjustments(2)	(32.3)	11.8	(65.4)	(35.4)
Adjusted net income	$102.4	$104.1	$191.5	$455.0
Weighted average shares outstanding, basic	227.2	225.8	226.9	225.4
Weighted average shares outstanding, diluted(3)	228.9	226.5	227.7	228.0
Adjusted earnings per share, basic	$0.45	$0.46	$0.84	$2.02
Adjusted earnings per share, diluted	$0.45	$0.46	$0.84	$2.00
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement in both January and August 2023, including a loss on debt extinguishment of $41.9 million, consisting of unamortized deferred financing costs and certain new transaction costs paid to creditors, as well as $8.7 million of new transaction costs expensed directly in 2023.
(2) Reflective of management’s estimation of an adjusted effective tax rate (adjusted for certain items) of 24% and 31% for the three months ended December 31, 2023 and 2022, respectively, and 27% and 28% for the years ended December 31, 2023 and 2022, respectively.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 1.7 million and 0.7 million for the three months ended December 31, 2023 and 2022, respectively, and dilutive shares of 0.8 million and 2.6 million for the years ended December 31, 2023 and 2022, respectively.

February 20, 2024

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Year Ended December 31,
(in millions) (unaudited)	2023	2022
Net cash provided by operating activities	$152.2	$49.1
Payment for property and equipment	(51.0)	(50.7)
Free cash flow	$101.2	$(1.6)

Summary of Total costs and expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2023	2022	2023	2022
Americas Fee-based operating expenses	$1,127.1	$1,179.4	$4,237.5	$4,650.3
EMEA Fee-based operating expenses	210.4	226.4	779.3	827.6
APAC Fee-based operating expenses	278.2	255.5	1,008.9	962.5
Cost of gross contract reimbursables	746.0	797.0	2,962.3	2,857.6
Segment operating expenses:	2,361.7	2,458.3	8,988.0	9,298.0
Depreciation and amortization	36.8	32.7	145.6	146.9
Integration and other costs related to merger	4.4	2.8	11.2	14.0
Pre-IPO stock-based compensation	—	0.6	—	3.1
Acquisition related costs and efficiency initiatives	2.5	39.6	14.2	93.8
Cost savings initiatives	14.2	—	55.6	—
CEO transition costs	2.8	—	8.3	—
Servicing liability fees and amortization	(0.6)	1.0	11.7	7.9
Legal and compliance matters	8.9	—	23.0	—
Other, including foreign currency movements(1)	11.7	0.9	30.5	6.9
Total costs and expenses	$2,442.4	$2,535.9	$9,288.1	$9,570.6
(1) For the year ended December 31, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects, a one-time impairment of certain customer relationship intangible assets and the effects of movements in foreign currency. For the year ended December 31, 2022, Other includes one-time consulting costs associated with certain statutory reporting and legal entity reorganization projects, and the effects of movements in foreign currency.